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                                                                       EXHIBIT 5


                       [CLIFFORD CHANCE US LLP LETTERHEAD]


May 29, 2003

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Dear Sirs:


We have acted as counsel to iStar Financial Inc. ("iStar Financial") in connection with a registration statement under the Securities Act of 1933, as amended (the "Registration Statement") relating to possible offerings from time to time by certain stockholders of iStar Financial of iStar Financial's Series A Cumulative Redeemable Preferred Stock, par value $.001 per share (the "Securities") at various offering prices.

1. The Securities have been duly authorized and validly issued and are fully paid and non-assessable; and none of the Securities was issued in violation of preemptive or other similar rights of any securityholder of iStar Financial.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

Very truly yours,


/s/ Clifford Chance US LLP